Exhibit 21

Subsidiaries of The Small Business Issuer

NAME OF SUBSIDIARY	STATE OF INCORPORATION
Voiceinterop, Inc.	Florida
Gulf Telco, Inc.	Florida

Each of the subsidiaries does business under its own name.